UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2015

THE GRILLED CHEESE TRUCK, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54070	27-3120288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 North Nob Hill Road, Suite 321

Fort Lauderdale, FL 33324

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (323) 786-3163

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry Into a Material Definitive Agreement

On July 31, 2015, The Grilled Cheese Truck, Inc., a Nevada corporation (the “Company”) entered into a side letter agreement (the “Franchise Side Letter”) between the Company and Soupman, Inc., a Delaware corporation (“Soupman”), which Franchise Side Letter confirmed the acceptance by the parties of a Master Franchise Agreement (“Franchise Agreement”) between the Company and Kiosk Concepts, Inc., a New York corporation and the franchising subsidiary of Soupman (together with Soupman, the “Franchisor”), which Franchise Agreement was included as an exhibit to the Franchise Side Letter. Pursuant to Franchise Agreement, Franchisor granted the Company (i) the exclusive right to establish and operate an independent business that sells and services “The Original Soupman” franchises (the “Franchises”) in North America (the “Territory”) and (ii) the right and obligation to market and sell independent Franchises to qualified individuals and persons (the “Sub-Franchisees), along with a license to use the methods, procedures and products developed by Franchisor in the business of selling and servicing the Franchises. The consummation of the franchising arrangement contemplated by the Franchise Agreement is subject to various conditions, including (i) a $100,000 payment by the Company to Soupman and (ii) regulatory approval by the State of New York of the franchise arrangements contemplated therein.

Under the Franchise Agreement, the Company shall pay Franchisor a monthly royalty fee based on revenue generated by the Sub-Franchisees equal to twenty-five percent (25%) of aggregate royalty fees paid to the Company by such Sub-Franchisees in the Territory. The Company shall also pay Soupman a franchise sales royalty fee for each Franchise it sells in the Territory equal to twenty-five percent (25%) of the initial franchise fee collected from each Sub-Franchisee. In order to maintain exclusivity in the Territory, the Company is also obligated to purchase a minimum amount soup from the Franchisor in accordance with a schedule of purchase obligations set forth in the Franchise Agreement. The Company and any Sub-Franchisees shall operate the Franchises in the Territory using the assumed trade name “The Original Soupman”, “The Original Soupman of [City]” and/or any other trade name designated by Franchisor. The Franchisor retains a security interest in and to all equipment, furniture, fixtures, inventory, supplies and vehicles used in connection with the Franchises.

The Franchise Agreement has a term of ten (10) years, with the Company having the option to renew the term for four (4) additional ten (10) year terms, upon written notice given by the Company to Franchisor not less than six (6) months nor more than twelve (12) months prior to the scheduled expiration date of the term then in effect. The Company’s right to renew the term of the Franchise Agreement is subject to certain conditions set forth in the Franchise Agreement including, but not limited to, the payment of a renewal fee in the sum of $10,000. The Franchise Agreement may be terminated by Franchisor immediately and without notice upon the Company’s insolvency, bankruptcy or the appointment of a receiver or other custodian for the Company’s business or assets. The Franchise Agreement may be terminated by Franchisor immediately upon receipt by the Company of notice from the Franchisor (as further described in the Franchise Agreement), upon the occurrence of any event of default under the Franchise Agreement, including, but not limited to, the abandonment of a Franchise by the Company without Franchisor’s consent, the Company’s breach of certain covenants set forth in the Franchise Agreement and failure to make timely payments to Franchisor.

The Franchise Agreement includes customary representations, warranties and covenants, including confidentiality and non-competition provisions.

A copy of the Franchise Side Letter is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Franchise Side Letter is qualified by reference to the full text of such agreement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Side Letter Agreement, by and between The Grilled Cheese Truck, Inc. and Soupman, Inc., dated as of July 31, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2015

THE GRILLED CHEESE TRUCK, INC.

/s/ Peter Goldstein
Name: Peter Goldstein
Title: Interim Chief Financial Officer